Exhibit 10.23

XCEL ENERGY INC.

AMENDED AND RESTATED
EXECUTIVE ANNUAL DISCRETIONARY AWARD PLAN

This Xcel Energy Inc. (the “Company”) Amended and Restated Executive Annual Discretionary Award Plan (the “Plan”) is designed to recognize exceptional individual contributions on the part of selected officers and employees of the Company and its Affiliates to the success of the Company and its Affiliates.  Payments pursuant to the Plan are intended to supplement, to the degree deemed appropriate by the Governance, Compensation and Nominating Committee of the Company’s Board (the “Committee”), payments made under the Company’s Executive Annual Incentive Award Plan (the “EAIAP”) to such officers and employees based on the achievement during any Incentive Period under the EAIAP of performance goals that relate to the business or financial goals of the Company, an Affiliate or a business or functional unit thereof.  Capitalized terms used in this Plan that are not defined in this Plan shall have the same meaning given to them in the EAIAP.

Except as provided below, any Participant in the EAIAP for an Incentive Period, including any Covered Employee, shall be eligible for a discretionary bonus payment under this Plan based on a Committee-approved assessment of the Participant’s individual performance during the applicable Incentive Period with respect to factors deemed relevant by the Committee.  The assessment of any Participant’s individual performance during any such Incentive Period shall be expressed in terms of a leadership score between 1.0 and 2.0, approved by the Committee.  The amount of any discretionary bonus payment to a Participant under the Plan shall be determined by multiplying the cash amount determined by the Committee to be payable to the Participant under the EAIAP for the applicable Incentive Period (after application of the Committee’s discretion to decrease the amount so payable under Articles VI and XI of the EAIAP) by the corresponding bonus percentage associated with the Participant’s leadership score, subject to the following requirements:

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If, for any reason, the amount of any Participant’s payout under the EAIAP for the applicable Incentive Period is zero, no bonus payment may be made to that Participant for that Incentive Period under this Plan.

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For purposes of this Plan, the amount payable to any Participant under the EAIAP for any Incentive Period shall be the amount so payable in cash under the terms of the EAIAP, and shall not include any additional amount payable under the EAIAP by reason of a Participant’s election to receive some or all of the amount payable in the form of Shares or restricted Shares.

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If the amount payable to any Participant under the EAIAP for the applicable Incentive Period is determined in whole or in part upon the achievement of any individual performance objectives, or has been the subject of a discretionary increase by the Committee as provided in Article VI of the EAIAP, such Participant shall not be entitled to a discretionary bonus payment for such Incentive Period under the Plan.

For purposes of determining the amount of any payment to be made pursuant to this Plan, a leadership score of 1.0 correlates with a bonus percentage of 0%, a leadership score of 2.0 correlates with a bonus percentage of 100%, and leadership scores between 1.0 and 2.0 will correlate on a straight line basis with the applicable bonus percentages.  By way of example, if a Participant receives a leadership score of 1.2, that Participant’s bonus percentage would equal 20%.

Payment of any discretionary bonus amount under the Plan shall be made in cash to the applicable Participant no later than the 15th day of the third calendar month following the end of the applicable Incentive Period.  The Company and its Affiliates shall have the right to deduct from all amounts paid to a Participant in cash (whether under this Plan or otherwise) any taxes required by law to be withheld in respect of discretionary bonus payments under this Plan.  Subject to all the terms and conditions of the Company’s Deferred Compensation Plan, a Participant may elect under such Deferred Compensation Plan to defer the receipt of discretionary bonus payments payable hereunder.

The Plan shall be administered by the Committee, which shall have the sole authority and complete discretion to make rules and regulations relating to the administration of the Plan and to construe and interpret the Plan.  Any interpretations and decisions of the Committee with respect to the Plan shall be final and binding.  The Board shall have the right to amend, alter, discontinue or otherwise modify the Plan from time to time.  Nothing contained in the Plan shall be construed as or be evidence of any contract of employment with any Participant for a term of any length nor shall participation in the Plan in any way be deemed to create any right or entitlement on the part of any Participant to any bonus payment under the Plan, any such payment being at all times subject to the sole and absolute discretion of the Committee.

The 2010 Executive Annual Discretionary Award Plan (the “2010 Plan”) became effective on December 16, 2009.  This Amended and Restated Executive Annual Discretionary Award Plan, which amends and restates the 2010 Plan in its entirety, shall be effective December 15, 2010.  The Plan will terminate March 31, 2016.